QuickLinks -- Click here to rapidly navigate through this document

767271600

Exhibit 3.34

CERTIFICATE OF INCORPORATION

of

RESEARCH PLANNING, INC.

        FIRST: The name of this corporation is RESEARCH PLANNING, INC.

        SECOND: Its registered office in the State of Delaware is to be located at 725 Market Street, in the City of Wilmington, County of New Castle. The registered agent in charge thereof is The Company Corporation at 725 Market Street, Wilmington, Delaware.

        THIRD: The purposes for which the corporation is organized are to engage in any lawful purposes, as permitted under the General Corporation Law of Delaware, including but not limited to the following:

  1.
  To enter into and perform all manner and kinds of contracts, agreements, and obligations for any lawful purpose by or with any person, firm, association, corporation, or governmental division or subdivision in the U.S. and in any foreign country.

  2.
  To acquire by development, purchase, assignment, granton license and to sell, install and service all manner of systems, engineering and management programs, automated data processing programs and services, and procurement acquisitions program services and support for public and private procurement agencies in the U.S. and in any foreign country.

  3.
  To engage in the electronics and computer industry, and as such to manufacture, hold, purchase, or otherwise acquire, buy and sell, both retail and wholesale, produce, secure, receive, procure, make or otherwise dispose of, and generally deal in articles in the electronics and computer industry, and all other articles of merchandise of a kindred nature; and to export, import, and deal in all such articles commonly supplied or dealt in by businesses engaged in the electronics and computer business.

  4.
  To export from and import into the United States, and its territories and possessions, and any and all foreign countries, as principal or agent, merchandise related to electronics and computer business, including computer hardware components and software.

        FOURTH: The amount of the total capital stock of this corporation is one hundred thousand (100,000) shares all with no par value, authorized as follows:

  51,000 shares of Class A voting stock

  49,000 shares of Class B non-voting stock

        The holders of Class A voting stock shall have exclusive voting power. All other rights and privileges among Class A and Class B shareholders shall be identical in all respects.

        FIFTH: The name and mailing address of the incorporator is as follows:

NAME:	ADDRESS:
Reynaldo P. Maduro	5437 Alta Vista Road, Bethesda, Maryland 20814

        SIXTH: The powers of the incorporator are to terminate upon filing of the certificate of incorporation, and the name and mailing address of person who is to serve as director until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

Name and address of director:
Reynaldo P. Maduro	5437 Alta Vista Road, Bethesda, Maryland 20814

        SEVENTH: This Corporation shall be a close corporation.

        The Director shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

        With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Director shall have the authority to dispose, in any manner, of the whole property of this corporation.

        The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by the law, or the By-Laws, or by resolution of the stockholders.

        The stockholders and directors shall have power to hold their meetings and keep the books, documents, and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

        It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

        EIGHTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's study of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

        I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file, and record this Certificate and do certify that the facts herein are true; and I have accordingly hereunto set my hand.

DATED AT:	September 22, 1987
State of	Washington, District of Columbia
County of
/s/ REYNALDO P. MADURO Reynaldo P. Maduro

QuickLinks

CERTIFICATE OF INCORPORATION of RESEARCH PLANNING, INC.